UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

GLOBE SPECIALTY METALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Brickell Ave, Suite 3100

Miami, FL 33131

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (786) 509-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

X	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On November 5, 2015, Globe Specialty Metals, Inc. issued a press release announcing results for its fiscal first quarter ended September 30, 2015. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, certain supplemental information not included in the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 7.01. Regulation FD Disclosure

The information contained in Item 2.02 of this Current Report is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated November 5, 2015, announcing fiscal first quarter 2016 results

99.2	Fiscal First Quarter 2016 Earnings Call Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

Dated: November 5, 2015	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 5, 2015, announcing fiscal first quarter 2016 results

99.2	Fiscal First Quarter 2016 Earnings Call Presentation